 Exhibit 10.14

ACQUISITION ADVISORY AGREEMENT

January 5, 2012

Tim Krieger

Chief Executive Officer

Twin Cities Power, LLC

16233 Kenyon Ave, Suite 210

Lakeville, MN 55044

Gentlemen:

This will confirm the understanding and agreement (the “Agreement”) between Twin Cities Power, LLC, its affiliates, and its subsidiaries or their assigns acceptable to us (collectively, “TCP”, the “Company” or “you”) and Altus Financial Group LLC (“Altus”, the “Advisor”, “us”, or “we”) as follows:

1.                                      Engagement

You hereby engage us as, and we agree to serve as, your sole and exclusive financial adviser in connection with your retail electricity acquisition strategy, the objective of which is to acquire or merge all or part of one or more existing retail electricity businesses into a portfolio of size and scope.

2.                                      Services to be Rendered

a.                                      Research and identify acquisition candidates within the retail electricity industry. Provide general data and a comparative analysis on these companies;

b.                                      Contact and solicit targeted companies for indications of interest in selling;

c.                                       Analyze and assess acquisition candidates. Provide you with our opinion as to the value of certain of the equity interests or assets of targets including their accounts receivable, inventories, customer lists, and intellectual property (the “Assets”);

d.                                      Assist you in connection with the formation of one or more entities (each, a “Newco”) to effect the purchase of Assets, including the preparation of appropriate financial models;

e.                                       Advise and assist you in obtaining appropriate and acceptable financing for Newco (the “ Financing”);

f.                                        Advise and assist you and your legal counsel in connection with the structure, preparation, delivery, and negotiation of one or more offers by Newco to purchase the Assets (the “Acquisitions”); and

g.                                       Advise and assist you on all other transaction-related matters.

3.                                      Termination

We agree that this engagement shall terminate three months from the date accepted by you, provided that either of us may terminate this engagement at any time, with or without cause, by giving the other party at least ten days’ prior written notice, and further provided that the engagement may be extended for additional periods by mutual agreement

4.                                      Representations and Warranties

In connection with this engagement, you will furnish us with any information that we deem appropriate, including historical and projected financial information, and will provide us with access to your officers, directors, accountants, counsel, and other advisers. You represent and warrant to us that all such information provided to us concerning you is and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they are made. You also agree to advise us immediately of the occurrence of any event or other change that would result in any materials containing an untrue statement of a material fact or omitting to state a material fact. You acknowledge and agree that we will be using and relying upon information supplied by you and any other publicly available information concerning you without any independent investigation or verification thereof. You also agree to participate in meetings and conference calls at such times and places as may be reasonably requested by us.

The provisions of this section 4 shall survive any termination of this Agreement.

5.                                      Compensation and Expenses

As compensation for the services to be rendered by us hereunder, we shall receive:

a.                                      Advisory Fees: As compensation for the services to be rendered by Altus and its principals hereunder, Altus shall be paid a monthly retainer of $15,000.00 with the first installment due January 3, 2012 and with each subsequent payment due on the first of the month thereafter;

b.                                      Placement Fees: Due and payable in cash at closing of any financing for each Newco in an amount to be determined by mutual agreement based upon the nature of the Financing required, if any;

c.                                       Equity Interests: Delivered at closing of any Acquisition, for 10.00% of the equity interests of each Newco. While subject to definitive negotiation as to form, these equity interests shall: 1. Have an initial valuation equal to the same price as that paid by you; 2. Incorporate “piggyback” registration rights at each Newco’s expense; and 3. Be issued to such individuals or entities as directed by Altus;

d.                                      Success Fee: In the event that TCP elects in its sole discretion to not form a Newco, TCP shall pay a Success Fee to Altus of 2.5% of the total consideration paid at the closing for the acquisition. Total consideration shall be defined as the sum of the cash paid, liabilities assumed, and debt or equity interests taken back by or issued to the seller; and

e.                                       Expenses: You will also reimburse us on a monthly basis for all of our out-of-pocket and incidental costs and expenses incurred after your acceptance of this Agreement. Preapproval shall be required for costs or expenses in excess of $200.00.

Our wire instructions and tax identification numbers are as follows:

a.                                      Wire instructions:

Bank name	Associated Bank NA
ABA number	075900575
Account name	Altus Financial Group LLC
Account number	2283109474
Reference	TCP Acquisition Advisory Agreement

b.                                      Tax ID Numbers:

Federal	27-0121309
Minnesota	7757485

The provisions of this section 5 shall survive any termination of this Agreement.

6.                                      Indemnity

As we will be serving as your adviser with respect to the Acquisitions and your agent in connection with the Financing, you agree to indemnify and hold us and each of our owners, officers, employees, affiliates, and agents (each, an “indemnified person”) harmless in connection with any losses, claims, damages, liabilities, or other expenses to which such indemnified persons may become subject (“costs”), insofar as such costs arise out of, or in any way relate to, or result from the use or intended use of this Agreement or the services to be rendered hereunder, or the extension or use of the Financing contemplated by this Agreement. You also agree to reimburse each indemnified person for any legal or other expenses incurred in connection with investigating, defending, or participating in any such costs whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise (“expenses”), provided that:

a.                                      You shall have no obligation hereunder to indemnify any indemnified person for any costs or expenses which have resulted primarily from the negligence or misconduct of such indemnified person;

b.                                      You shall have no obligation hereunder to indemnify an indemnified person or reimburse such person for any costs or expenses until the aggregate amount of all such exceed the amount of fees paid under this Agreement, at which point you shall be responsible for all costs and expenses imposed on or incurred by an indemnified person; and

c.                                       Under no circumstances shall any indemnified person be entitled to recover any punitive, exemplary, consequential, or indirect damages which may be alleged to result in connection with this Agreement or the Financing.

The provisions of this section 6 shall survive any termination of this Agreement.

7.                                      Assignment

The benefits of this Agreement shall inure to the benefit of our respective successors and assigns, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

8.                                      Construction

This Agreement may not be amended or modified except in writing and supersedes any and all discussions and understandings, written or oral, between or among the parties hereto, and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to principles of conflict of laws.

If the terms of our engagement as set forth herein are satisfactory, kindly sign a copy of this Agreement and return it to us by fax to 952-216-0120 or email to wsharp@altusfinance.com and by mail to the address first written above. We look forward to working with you on this engagement and very much appreciate the opportunity to be of service.

Very truly yours,		Accepted and agreed by:

ALTUS FINANCIAL GROUP LLC		TWIN CITIES POWER, LLC

By:	/s/	By:	Timothy S. Krieger

Its:	Co-Managing Partner	Its:	CEO/President

		Date:	1/10/12